Exhibit 10.1
AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into as of December 15, 2025 (the “Effective Date”), by and between National Health Investors, Inc., a Maryland corporation (the “Company”), and D. Eric Mendelsohn (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are parties to that certain Change in Control Severance Agreement effective February 26, 2024 (the “Original Agreement”);

WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement in its entirety as set forth herein; and

WHEREAS, the Committee (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure the Executive’s continued services and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive’s full attention and dedication to the Company, and in order to further such interests, the Committee has authorized the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

a.“Board” means the Board of Directors of the Company.

b.“Cause” means (i) the Executive’s willful engagement in conduct materially injurious to the business interests of the Company or any of its subsidiaries and affiliates as determined in good faith by the Board or the Committee, (ii) the Executive’s conviction (including a guilty plea or a plea of no contest) of theft, embezzlement, fraud, misappropriation, illegal use or possession of drugs or alcohol, or of any crime that discredits the Company or any of its subsidiaries or affiliates or is detrimental to the reputation or goodwill of the Company or any of its subsidiaries or affiliates as determined in good faith by the Board or the Committee, (iii) the Executive’s commission of any act of fraud or dishonesty, or commission of an immoral or unethical act, that reflects negatively on the Company as determined in good faith by the Board or the Committee; or (iv) the Executive’s material failure to observe and comply with the Company’s code of conduct or any other written policies, including without limitation its policies prohibiting harassment and discrimination.

c.“Change in Control” means the first to occur of:

i.The date that any one Person, or more than one Person acting as a group, acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that the merger or consolidation of the Company with another entity as a result of which fifty percent (50%) or more of the outstanding voting securities of the surviving or resulting entity (or of the parent entity of such resulting or surviving entity) shall be owned in the aggregate by the shareholders of the Company immediately prior to such merger or consolidation, shall not constitute a Change in Control;
ii.The date of the merger or consolidation of the Company with another entity as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity (or of the parent entity of such resulting or surviving entity) shall be owned in the aggregate by the shareholders of the Company immediately prior to such merger or consolidation;
iii.The date that a majority of members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;
iv.The date that any one Person, or more than one Person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets, directly or indirectly, from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets owned, directly or indirectly, by the Company immediately prior to such acquisition or acquisitions. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred under this Section 1.c.iv when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer as provided in the following sentence. A transfer of assets by Company is not treated as a change in the ownership of such assets if the assets are transferred to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock in the Company, (2) an entity, fifty percent (50%) or more of the total voting power of which is owned, directly or indirectly, by the Company, (3) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3) of this Section 1.c.iv;
v.The date of a sale of all or substantially all of the assets of the Company (other than a sale to a wholly owned subsidiary of the Company) to any one Person, or more than one Person acting as a group; or
vi.The date that the stockholders of the Company approve a complete liquidation or dissolution of the Company.

Solely to the extent necessary to avoid adverse consequences under Section 409A (including, without limitation, to comply with the anti-toggling rules of Section 409A), a Change in Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.

d.“Code” means the Internal Revenue Code of 1986, as amended, including any regulations adopted thereunder.

e.“Committee” means the Compensation Committee of the Board.

f.“Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job with reasonable accommodation for longer than three (3) consecutive months, or for one hundred twenty (120) days out of any three hundred sixty-five (365)-day period.

g.“Final Average Compensation” means the sum of (a) the Executive’s annual base salary as of the Termination Date (or, if the Executive’s Qualifying Termination is for Good Reason as a result of a material reduction in his or her base salary, the Executive’s annual base salary as of immediately prior to such reduction) plus (b) the Executive’s average bonus over the most recent two (2) consecutive calendar years, including the calendar year in which the Termination Date occurs.  For purposes of calculating the bonus average, (i) the bonus for the calendar year in which the Termination Date occurs shall be the target annual cash incentive bonus payable to the Executive for such calendar year (or in which the Change in Control occurs, if greater), (ii) the bonus for the other calendar year shall be the annual cash incentive bonus paid with respect to performance during such calendar year, even if paid in the following calendar year, and (iii) if the Executive has been employed by the Company for less than two (2) full calendar years (counting the final calendar year of employment as a full calendar year), the Executive’s Final Average Compensation shall be based on the number of full calendar years in which the Executive was an employee of the Company (again counting the final calendar year of employment as a full calendar year).

h.“Good Reason” means, without the Executive’s consent, the occurrence of any of the following events:

i.a material diminution in the Executive’s authority, duties, or responsibilities with the Company as in effect immediately prior to the Change in Control (including, without limitation, a material adverse change in the Executive’s reporting relationship after the Change in Control);

ii.a material reduction in the Executive’s rate of annual base salary and/or target annual cash incentive bonus opportunity as in effect immediately prior to the

Change in Control or as the same may be increased from time to time thereafter (or the failure to pay such compensation);

iii.any requirement of the Company or any of its subsidiaries or affiliates that the Executive be based more than thirty-five (35) miles from the location where the Executive is based immediately before the Change in Control (excluding reasonable travel on Company business to the extent substantially consistent with the Executive’s authority, duties, or responsibilities with the Company); or

iv.the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 7.b.ii or any other material breach of this Agreement (or other material agreement between the Company and the Executive);

provided, however, that Good Reason shall not exist unless (i) the Executive provides written notice to the Company within sixty (60) days following the initial occurrence of any of the events described in clauses (i)-(iv); (ii) the Company fails to cure the event or circumstances within thirty (30) days after receipt of such notice (the “cure period”); and (iii) the Executive’s Termination Date is effective within thirty (30) days following the end of the cure period.

i.“Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof, or other entity.

j.“Post-CIC Period” means the period beginning on (and including) the date of the consummation of a Change in Control and ending on (and including) the date that is two years following the consummation of such Change in Control.

k.“Pre-CIC Period” means the thirty (30)-day period prior to the consummation of a Change in Control.

l.“Pro Rata Bonus” means (i) the greater of the Executive’s target annual cash incentive bonus for the calendar year in which the Termination Date occurs and the annual cash incentive bonus that would be paid to the Executive with respect to the calendar year in which the Termination Date occurs based on actual performance measured against the performance metrics as of the Termination Date, multiplied by (ii) a fraction, the numerator of which is the number of days from the first day of the performance period applicable to such annual cash incentive bonus to and including the Termination Date, and the denominator of which is the total number of days in such performance period.

m.“Qualifying Termination” means (i) during the Pre-CIC Period, a termination of the Executive’s employment by the Company without Cause and (ii) during the Post-CIC Period, a termination of the Executive’s employment (A) by the Company without Cause or (B) by the Executive for Good Reason. In no event shall a Qualifying Termination include a termination of the Executive’s employment (1) by the Company for Cause, (2) by the Executive for any reason other than Good Reason, or (3) on account of death or Disability.

n.“Termination Date” means the date on which the Executive separates from service within the meaning of Section 409A of the Code.

o.“Termination Period” means both the Pre-CIC Period and the Post-CIC Period.

2.Severance Payments.

a.Accrued Obligations. If Executive’s employment is terminated for any reason during the Termination Period, then subject to Section 3, the Company shall pay or provide to the Executive (or the Executive’s beneficiary or estate), the Accrued Compensation. For purposes of this Agreement, the “Accrued Compensation” shall mean all amounts that have accrued to the benefit of the Executive through the Termination Date but have not been paid as of the Termination Date including: (i) accrued and unpaid base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company or any of its subsidiaries or affiliates prior to the Termination Date, and (iii) accrued and unused vacation time (to the extent provided by Company policy or applicable law), with all amounts owed to the Executive under each of (i), (ii), and (iii) payable in a single lump sum cash payment no later than the Company’s first regularly scheduled payroll date after the Termination Date, and (iv) any amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice, or program of, or any other contract or agreement with, the Company at or subsequent to the Termination Date, payable in accordance with such plan, policy, practice, or program, contract, or agreement, except as otherwise provided in Section 2.b.

b.Change in Control Severance. If a Change in Control occurs and the Executive experiences a Qualifying Termination during the Termination Period, then subject to Sections 2.c, 3, and 4 and the Executive’s continued compliance with Section 5, in addition to the Accrued Compensation, but in lieu of any other severance or similar payments or benefits the Executive may be entitled to under any other agreement or arrangement:

i.The Company shall pay to the Executive a cash payment in an amount equal to three (3) multiplied by the Executive’s Final Average Compensation;

ii.The Company shall pay to the Executive a cash payment in an amount equal to the Executive’s Pro Rata Bonus;

iii.If the Executive timely elects participation in the Company’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any state law statute that provides for the continuation of benefits under such plan (collectively, “COBRA”), the Company shall pay the full cost of COBRA coverage for the Executive (and the

Executive’s covered spouse and dependents, as applicable) at the same level of coverage as in effect immediately prior to the Termination Date for eighteen (18) months following the Termination Date, provided, however, that such payments shall end immediately following the earliest of the following: (1) the date the Executive becomes eligible for healthcare coverage of a subsequent employer; and (2) the date the Executive is no longer eligible to receive COBRA continuation coverage; and

iv.All outstanding, unvested equity or equity-based incentive awards with respect to the equity securities of the Company or any of its subsidiaries or affiliates (including, without limitation, stock options, restricted stock, and restricted stock units) held by the Executive: (A) that are subject solely to time-based vesting requirements as of the Termination Date, will vest in full as of the Termination Date (provided that if such Qualifying Termination occurs during the Pre-CIC Period, such awards shall only vest subject to, and as of immediately prior to, the consummation of the Change in Control); and (B) that are subject to performance-based vesting requirements, will vest in accordance with the award agreement governing such award.

c.Timing and Release. The Company’s obligation to pay or provide the Executive the payments and benefits set forth in Section 2.b (collectively, the “Severance Benefits”) shall be subject to, contingent upon, and in consideration of the Executive’s execution and non-revocation of a separation agreement and general release of claims substantially in the form attached as Exhibit A (the “Release”) within fifty-three (53) days following the Termination Date, which Release shall, for the avoidance of doubt, include reaffirmation of the restrictive covenants set forth below. The amounts provided for in Sections 2.b.i - 2.b.ii shall be paid to the Executive in a single lump sum cash payment on the sixtieth (60th) day following the Termination Date; provided, however, that if necessary to avoid adverse consequences under Section 409A (including, without limitation, to comply with the anti-toggling rules of Section 409A), in connection with a Qualifying Termination during the Pre-CIC Period, the amounts provided for in Sections 2.b.i - 2.b.ii shall instead be paid in equal monthly installments over the twenty-four (24)-month period following the Termination Date, with the first such payment beginning on the sixtieth (60th) day following the Termination Date.

d.Exclusivity of Severance Benefits. For the avoidance of doubt, if the Executive is entitled to the Severance Benefits, then the Severance Benefits shall be in lieu of and not in addition to any other severance or similar payment or benefit under any other agreement or arrangement, including any severance otherwise payable pursuant to that certain Amended and Restated Employment Agreement, effective as of February 15, 2019, by and between the Company and the Executive.

3.Withholding. The Company shall have the authority and right to withhold an amount sufficient to satisfy federal, state and local taxes or other deductions required by law to be withheld with respect to any payments or benefits under this Agreement.

4.Code Section 280G. Notwithstanding any provision of this Agreement to the contrary, in the event it shall be determined that, in connection with a Change in Control, any payment, benefit, or acceleration of vesting to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise) (“Potential Parachute Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any U.S. federal, state, local, foreign or other law (“Excise Taxes”), then the Potential Parachute Payments shall be reduced to an amount that is one dollar less than the largest amount that would not give rise to such excise tax (the “Reduced Amount”) if and only if such Reduced Amount would be greater than the net after-tax proceeds (taking into account both the Excise Taxes and any interest or penalties payable by the Executive with respect thereto) of the unreduced Potential Parachute Payments payable to the Executive. If any Potential Parachute Payments are required to be reduced pursuant to this Section 4, such reductions shall be applied first to the amount of lump sum cash severance payments payable under Section 2.b, and then applied to the amounts payable with respect to any equity or equity-based incentive awards, and if further reductions are necessary, such reductions shall be applied on a prorated basis to all other Potential Parachute Payments.

5.Restrictive Covenants. As a material condition of this Agreement, the Executive shall comply with the Restrictive Covenants set forth in this Section 5. The Executive acknowledges and agrees that the covenants contained in this Section 5 are in addition to, and not in lieu of, any similar restrictions that may exist in other agreements between the Executive, on the one hand, and the Company or its subsidiaries on the other hand.

a.Non-Competition. During the period of the Executive’s employment with the Company (the “Employment Period”) and, if the Executive is eligible to receive Severance Benefits pursuant to this Agreement, for a period of twelve (12) months following the Termination Date (the “Post-Termination Restricted Period”), the Executive shall not, directly or indirectly, individually or on behalf of any Person, in any jurisdiction in which the Company conducts the Business of the Company and throughout the entirety of the United States of America, (i) own any interest in any business or enterprise that engages in the Business of the Company, or (ii) carry on or engage in the Business of the Company or any part of the Business of the Company, including as a consultant, advisor, board member, or other role, where the Executive’s engagement or involvement is the same as, or is substantially similar to, the services the Executive performed as an employee of the Company. For this purpose, the “Business of the Company” means sale-leaseback, joint venture, and mortgage and mezzanine financing of need-driven and discretionary senior housing investments. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from investing in the publicly-traded equity securities of a Person engaged in the Business of the Company, so long as the Executive (A) is not a controlling person of, or a member of a group which controls, such Person, (B) does not directly or indirectly own more than one percent (1%) of any class of securities of such Person and (C) does not undertake activities involving the Business of the Company with respect to such Person and otherwise have no active participation in the business of such Person.     For the avoidance of doubt, nothing in this Section 5(a) restricts the Executive from providing services to the Company or its subsidiaries or affiliates, whether as an employee, consultant, director, or otherwise.

b.Non-Solicitation of Customers. During the Post-Termination Restricted Period, the Executive will not, either directly or through others, solicit or attempt to solicit (on the Executive’s own behalf or on behalf of any other Person) any Customer with whom the Executive had contact or about whom the Executive gained Confidential Information as a result of the Executive’s employment or services the Executive provided to the Company, for the purpose of providing services competitive with those provided by the Company to such Customer (“Company Services”), or to otherwise cause such Customer to diminish or materially alter its relationship with the Company. For this purpose, a “Customer” is any person or entity to which the Company has provided Company Services at any time during the twenty-four (24) months prior to the date of the Executive’s action; or (y) any potential Customer that the Company is actively targeting or pursuing on the date the Executive’s employment ends (provided that, for the avoidance of doubt, the definition of “Customer” shall not include persons or entities contacted by the Company in an unsolicited fashion and which resulted in no expressed interest in the engagement of a business relationship with the Company).

c.Non-Solicitation of Employees. During the Post-Termination Restricted Period, the Executive will not, either directly or through others, encourage, induce, attempt to induce, recruit, solicit, attempt to solicit (on his or her own behalf or on behalf of any other Person), or take any other action that is intended to induce or encourage any employee, consultant, or service provider of the Company who worked for or performed services for the Company during the twenty-four (24) months prior to the Executive’s action and with whom the Executive had contact or about whom the Executive gained Confidential Information as a result of the Executive’s employment or service to the Company (a “Company Employee”) to end or diminish his or her or its relationship with the Company, or take any other action that is intended to induce or encourage any Company Employee to engage in any activity in which the Executive is prohibited from engaging, provided that this section shall not be violated by general solicitations for employment not directed at Company Employees or targeting Company Employees.

d.Confidentiality. The Executive acknowledges that, during the course of the Executive’s employment with the Company, the Executive will create and have access to information about the Company or its subsidiaries or affiliates and that the Executive’s employment with the Company shall bring the Executive into close contact with confidential and proprietary information of the Company and its subsidiaries or affiliates. In recognition of the foregoing, the Executive agrees, at all times during the Employment Period and at all times thereafter, to hold in confidence, and not to use, except for the benefit of the Company, or to disclose to any Person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that the Executive obtains or creates. The Executive further agrees not to make copies of such Confidential Information except as authorized by the Company. The Executive understand that “Confidential Information” means information that the Company or its subsidiaries or affiliates has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company or its subsidiaries or affiliates that is not generally known. The Executive understands that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company or its subsidiaries or affiliates, or to the technical data or trade secrets of the Company or its subsidiaries or affiliates, including, but not limited to, research, development or product plans, or other information regarding the products or services and markets of the Company or its subsidiaries or affiliates, and customer lists (including, but not limited to, customers of the Company or its subsidiaries or affiliates on whom the Executive called or with whom the Executive may become acquainted during the term of the Executive’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, acquisition strategies, marketing, finances, confidential personnel information (such as medical records), and other business information disclosed by the Company or its subsidiaries or affiliates either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other property of the Company. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by the Executive or others who were under confidentiality obligations as to the item or items involved or (ii) any information that the Executive is privileged or required to disclose to, or by, any law, governmental or judicial authority. Additionally, Confidential Information does not include information that arises solely from the Executive's general training, knowledge, skill, or experience.

i.Notwithstanding anything in this Agreement, the Executive may disclose, without violating the terms of this Agreement, Confidential Information that the Executive is specifically required by court order, subpoena or law to disclose, but agrees to (i) immediately provide notice to the Company of such requirement, unless prohibited by law, in order to enable the Company, at the Company’s sole option, to seek an appropriate protective order or other remedy; and (ii) disclose only that portion of Confidential Information that is legally required to be disclosed (as advised by legal counsel) and use commercially reasonable efforts to ensure that all such Confidential Information is accorded confidential treatment. The Executive further understands and acknowledges that nothing in this Agreement or any other agreement or policy prohibits the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), cooperating with any such governmental agency or entity or self-regulatory organization in connection with any such possible violation, or making other disclosures or taking other actions (including, without limitation, receiving any whistleblower award provided for under such laws or regulations) that are protected under the whistleblower provisions of federal or state law or regulation, in each case without any notice to or authorization from the Company.

ii.In accordance with the Defend Trade Secrets Act of 2016, the Executive understands that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

e.The Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Section 5 will result in substantial, continuing, and irreparable injury to the Company. Therefore, the Executive hereby agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to seek injunctive relief, specific performance, or other equitable relief in the event of any breach or threatened breach of the terms of this Section 5 (in addition to any other remedies that may be available), without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond. Notwithstanding any other provision to the contrary, the Executive acknowledges and agrees that the restrictive periods set forth above shall be tolled during any period of violation of any of the Restrictive Covenants in this Section 5 and during any other period required for litigation during which the Company seeks to enforce such covenants against the Company if it is ultimately determined that the Executive was in breach of such covenants.

f.Each of the rights enumerated in this Section 5 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If, however, any of the provisions of this Section 5 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Section 5, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the Executive agrees that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

6.Term of Agreement. This Agreement shall be effective on the Effective Date and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment with the Company for any reason other than a Qualifying Termination prior to the consummation of a Change in Control and (ii) the expiration of the Termination Period with respect to the first Change in Control to occur after the Effective Date; provided, however, that if the Executive incurs a Qualifying Termination during the Termination Period, this Agreement shall continue in full force and effect until such time as all obligations of the Company hereunder have been fulfilled and all benefits required hereunder have been paid or provided to the Executive.

7.Miscellaneous.

a.Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment or service with the Company or its subsidiaries or affiliates and, if the Executive’s employment with the Company or its subsidiaries or affiliates terminates at a time other than during the Termination Period, then the Executive shall have no further rights under this Agreement.

b.Successors; Binding Agreement.

i.This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred, and all references herein to “the Company” following such merger, consolidation, or transfer of assets shall be deemed references to such surviving or resulting corporation or transferee.

ii.The Company agrees that concurrently with any merger or consolidation in which the Company is not the surviving or resulting corporation or any transfer of all or substantially all of the assets of the Company, it will cause any successor or transferee unconditionally to assume all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to or concurrently with the effectiveness of any such merger, consolidation, or transfer of assets shall be a breach of this Agreement.

iii.This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

c.Notices.

i.For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or three (3) business days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed:

1.if to the Executive, to the home address of the Executive maintained in the Company’s business records, and if to the Company, to 222 Robert

Rose Drive, Murfreesboro, Tennessee 37129, Attention: Chairman of the Compensation Committee of the Board, or
2.to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

ii.A written notice of the Executive’s Termination Date by the Company or the Executive, as the case may be, to the other, shall (A) indicate the specific termination provision in this Agreement relied upon, (B) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (C) specify the Termination Date (which date shall be not less than fifteen (15) days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

d.No Mitigation; Resolution of Disputes.

i.The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

ii.If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive’s employment, then, unless and until there is a final, nonappealable judgment by a court or arbitral tribunal of competent jurisdiction or a written agreement signed by both parties addressing such dispute, in each case declaring that such termination was for Cause, that the termination of employment by the Executive was without Good Reason, or that the Company is not otherwise obligated to pay any amount to the Executive under Section 2, the Company shall pay all amounts, and provide all benefits, to the Executive that the Company would be required to pay or provide pursuant to this Agreement as though such termination were a Qualifying Termination; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 7.d.ii except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjusted by such court not to be entitled.

e.Code Section 409A.

i.This Agreement is intended either to be exempt from or to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. Without limiting the foregoing, all payments and benefits provided under this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4), and for this purpose, each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company or any of its subsidiaries or affiliates, or any of their respective directors, officers, employees, designees, or agents be responsible for any 409A Penalties (or any related taxes, interest, penalties, costs, or damages) imposed on the Executive that arise in connection with any amounts payable under this Agreement.

ii.Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, then if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the Termination Date, then to the extent any amount payable under this Agreement is payable upon the Executive’s separation from service, within the meaning of Section 409A of the Code, and under the terms of this Agreement would be payable prior to the six (6)-month anniversary of the Executive’s Termination Date, such payment, without interest, shall be delayed until the earlier of (A) the date immediately following the six (6)-month anniversary of the Termination Date or (B) the date of the Executive’s death.

f.Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee, without regard to the conflicts of law principles thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Rutherford County, Tennessee, for the adjudication of any dispute hereunder or in connection herewith and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

g.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

h.Modification; Waiver. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

i.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

NATIONAL HEALTH INVESTORS, INC.

By: /s/ James R. Jobe
Name: James R. Jobe
Title: Chairman of Compensation Committee

EXECUTIVE

/s/ D. Eric Mendelsohn
Name: D. Eric Mendelsohn

Signature Page to
Change in Control Severance Agreement

EXHIBIT A
Release
D. Eric Mendelsohn (the “Releasor”), on behalf of the Releasor and the Releasor’s heirs, executors, administrators and legal representatives, in consideration of the severance to be paid and other benefits to be provided pursuant to the Amended and Restated Change in Control Severance Agreement between the Releasor and the Company dated [●] (the “CIC Agreement”), hereby irrevocably, unconditionally, generally and forever releases and discharges National Health Investors, Inc. together with its current and former parents, affiliates and subsidiaries (the “Company”), each of their respective current and former officers, directors, employees, agents, representatives and advisors, and each of their respective heirs, executors, administrators, legal representatives, receivers, affiliates, beneficial owners, successors and assigns (collectively, the “Releasees”), from, and hereby waives and settles, any and all, actions, causes of action, suits, debts, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Releasor ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release, including those arising directly or indirectly pursuant to or out of the Releasor’s employment with the Company or the termination of such employment (collectively, “Claims”), including, without limitation, any Claims (i) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or worker or workplace protection, and/or specifically prohibit discrimination based upon age, race, religion, gender, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended, the Older Workers Benefit Protection Act (“OWBPA”), the Equal Pay Act, Rehabilitation Act of 1973, Sarbanes-Oxley Act of 2002, the Worker Adjustment Retraining and Notification (“WARN”) Act, and any and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (ii) arising under or pursuant to any contract, express or implied, written or oral, including, without limitation, the CIC Agreement; (iii) for wrongful dismissal or termination of employment; (iv) for tort, tortious or harassing conduct, infliction of mental or emotional distress, fraud, libel or slander; and (v) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.

The Releasor agrees not to file, assert or commence any Claims against any Releasee with any federal, state or local court or any administrative or regulatory agency or body. Notwithstanding the foregoing, nothing herein shall constitute a release by the Releasor of a claim to the extent such Claim is not waivable as a matter of applicable law. Without limiting the generality of the foregoing, nothing herein shall affect any right to:
•File an administrative charge with the Equal Employment Opportunity Commission, subject to the restriction that if any such charge is filed, the Releasor agrees and covenants that should the
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Releasor or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the Equal Employment Opportunity Commission, civil action, suit or legal proceeding against the Releasees (or any of them) involving any matter occurring at any time in the past, the Releasor will not seek or accept any personal relief (including, but not limited to, a monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding;
•Provide any information in response to a valid subpoena, court order, other legal process or as otherwise required to be provided by law;
•Challenge the validity or enforceability of this Release (including under the ADEA);
•Apply for unemployment compensation or workers’ compensation benefits; or
•Report possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization or to cooperate with such agency, entity, or organization, without notice to the Company (and to receive a whistleblower award provided by law for providing such information).
The Releasor represents and warrants that there has been no assignment or other transfer of any interest in any Claim that the Releasor may have against the Releasees, or any of them, and the Releasor agrees to indemnify and hold the Releasees, and each of them, harmless from any Claims, or other liability, demands, damages, costs, expenses and attorneys’ fees incurred by the Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the Releasor under this indemnity.
The Releasor agrees that if the Releasor hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any Claim released hereunder, or in any manner asserts against the Releasees, or any of them, any Claim released hereunder, then the Releasor shall pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim.
The Releasor acknowledges that the amounts to be paid or provided to the Releasor under the CIC Agreement include benefits, monetary or otherwise, that the Releasor has not earned or accrued, or to which the Releasor is not already entitled.
The Releasor acknowledges that the Releasor is hereby advised by the Company to consult with the Releasor’s attorney concerning the waivers contained in this Release, that the Releasor has consulted with counsel, and that the waivers the Releasor has made herein are knowing, conscious and with full appreciation that the Releasor is forever foreclosed from pursuing any of the rights so waived.
The Releasor has a period of [21][45] days from the date on which a copy of this Release has been delivered to the Releasor to consider whether to sign it. In addition, in the event that the Releasor elects to sign and return to the Company a copy of this Release, the Releasor has a period of seven (7) days (the “Revocation Period”) following the date of such return to revoke this Release, which revocation must be in writing and delivered to National Health Investors, Inc., [ADDRESS], Attention: [INSERT], or such address as agreed to by the Releasor and the Company, within the Revocation Period. This Release, and the Releasor’s right to receive the amounts to be paid to the Releasor under the CIC Agreement, shall not be effective or enforceable until the expiration of the Revocation Period without the Releasor’s exercise of the Releasor’s right of revocation.
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This Release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by the Releasor and the Company.
This Release shall be governed by, and construed and enforced in accordance with, the laws of the ________, without reference to its principles of conflicts of law.
IN WITNESS WHEREOF, the Releasor has caused this Release to be executed as of ___________________, 20__.

D. Eric Mendelsohn

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